EXHIBIT 99.1

Rockwell Medical Reports 2012 Fourth Quarter and Full Year Results

Fourth Quarter Sales Increase 9.3%

WIXOM, Mich., March 18, 2013 (GLOBE NEWSWIRE) -- Rockwell Medical, Inc. (Nasdaq:RMTI), a fully-integrated biopharmaceutical company targeting end-stage renal disease (ESRD) and chronic kidney disease (CKD) with innovative products and services for the treatment of iron deficiency, secondary hyperparathyroidism and hemodialysis, reported financial results for the three and twelve months ended December 31, 2012.

Q4' 2012 Highlights

  Sales were $13.0 million, increasing 9.3% over Q4 2011.
  Gross profit increased 10.2% or $0.2 million over Q4 2011.
  Cash and investments aggregated $4.7 million December 31, 2012.

Full-year 2012 Financial Highlights

  Sales were $49.8 million, up 1.8% over 2011.
  Gross profit margins increased to 13.4%, compared to 11.5% in 2011.
  Gross profit increased 18.6% or $1.1 million, compared to 2011.

Drug Development Highlights

  PRIME study successfully demonstrated a statistically significant 37.1% reduction in ESA use.
  PRIME study successfully met primary efficacy endpoint of % change in ESA from baseline.
  CRUISE-1 top line results projected in Q3 2013 and CRUISE-2 results in early Q4 2013.
  Four successful clinical safety reviews of Phase 3 CRUISE efficacy studies.
  Calcitriol (active vitamin D) 90-day stability data period completed.

For the year ended December 31, 2012, Rockwell incurred a loss of ($54.0) million vs. a loss of ($21.4) million in 2011, due primarily to clinical development expense. Clinical development expense was $48.3 million compared to $17.8 million in 2011

Mr. Robert L. Chioini, Founder, Chairman and CEO stated, "We achieved solid operating performance and continue to make progress in areas that are important to both our near and long term strategic plan. We believe Rockwell is uniquely positioned for growth in its core operating business, and we expect Calcitriol will generate significant additional sales and profit revenue once launched into the commercial market."

In commenting on the Company's recent advancements in its clinical development of its lead investigational drug SFP, Chioini stated, "We are extremely pleased with the results of our PRIME study. Not only does the data demonstrate use of SFP significantly reduces the need for ESA, it supports our belief that SFP will meet the primary efficacy endpoint in the Phase 3 CRUISE clinical studies."

Conference Call Information

Rockwell Medical will be hosting a conference call to review its fourth quarter and 2012 year end results on Monday, March 18, 2013 at 4:30 pm ET. Investors are encouraged to call a few minutes in advance at (877) 383-7438 or to listen to the call on the web at: http://ir.rockwellmed.com/

About SFP

SFP is a unique iron compound that is delivered to the hemodialysis patient via dialysate, replacing the 5-7mg of iron lost during a dialysis treatment. SFP is introduced into the sodium bicarbonate concentrate that subsequently is mixed into dialysate. Once in the dialysate, SFP crosses the dialyzer membrane and enters the bloodstream where it immediately binds to apo-transferrin and is taken to the bone marrow, mimicking the way dietary iron is handled in the human body. In completed clinical trials to date, SFP has demonstrated that it can safely deliver iron and maintain hemoglobin levels, while decreasing ESA use without any increase in iron stores.

About Rockwell Medical

Rockwell Medical is a fully-integrated biopharmaceutical company targeting end-stage renal disease (ESRD) and chronic kidney disease (CKD) with innovative products and services for the treatment of iron deficiency, secondary hyperparathyroidism and hemodialysis.

Rockwell's lead drug candidate in late-stage clinical development is for the treatment of iron deficiency and is called Soluble Ferric Pyrophosphate (SFP).  SFP delivers iron to the bone marrow of dialysis patients in a non-invasive, physiologic manner via dialysate during their regular dialysis treatment. In order to prevent or treat anemia, sufficient availability of iron and erythropoietin must be present in the bone marrow to generate healthy red blood cells. In completed clinical trials to date, SFP has demonstrated that it can safely deliver sufficient iron to the bone marrow. SFP is currently in ongoing Phase 3 clinical studies (CRUISE-1 and CRUISE-2) to address an estimated $600M U.S. and $1B global market.

Rockwell is also preparing to launch a FDA approved generic drug called Calcitriol. Calcitriol is active vitamin D injection and indicated for the treatment of secondary hyperparathyroidism in dialysis patients. Rockwell intends to enter the vitamin D market in 2013, addressing an estimated $350M U.S. market.

Rockwell is also an established manufacturer and leader in delivering high-quality hemodialysis concentrates/dialysates to dialysis providers and distributors in the U.S. and abroad. These products are used to maintain human life, by removing toxins and replacing critical nutrients in the dialysis patient's bloodstream.  Rockwell's has three manufacturing and distribution facilities in the United States and its operating infrastructure is a ready-made sales and distribution channel that is able to provide seamless integration into the commercial market for its drug products, Calcitriol and SFP upon FDA market approval.

Rockwell's exclusive renal drug therapies support disease management initiatives to improve the quality of life and care of dialysis patients and are intended to deliver safe and effective therapy, while decreasing drug administration costs and improving patient convenience.  Rockwell Medical is developing a pipeline of drug therapies, including extensions of SFP for indications outside of hemodialysis. Please visit www.rockwellmed.com for more information. For a demonstration of SFP's unique mechanism of action in delivering iron via dialysate, please view the animation video at http://www.rockwellmed.com/collateral/documents/english-us/mode-of-action.html.

The Rockwell Medical Technologies, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6773

Certain statements in this press release constitute "forward-looking statements" within the meaning of the federal securities laws, including, but not limited to, Rockwell's intention to launch Calcitriol and SFP following FDA approval. Words such as "may," "might," "will," "should," "believe," "expect," "anticipate," "estimate," "continue," "predict," "forecast," "project," "plan", "intend" or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While Rockwell Medical believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation those set forth in Rockwell Medical's SEC filings. Thus, actual results could be materially different. Rockwell Medical expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

ROCKWELL MEDICAL, INC. AND SUBSIDIARY CONSOLIDATED INCOME STATEMENTS For the three and twelve months ended December 31, 2012 and December 31, 2011

	Three Months Ended	Three Months Ended
	December 31, 2012	December 31, 2011	Year Ended	Year Ended
	(Unaudited)	(Unaudited)	December 31, 2012	December 31, 2011
Sales	$ 12,999,846	$ 11,896,808	$ 49,842,392	$ 48,966,231
Cost of Sales	11,297,621	10,352,677	43,148,965	43,323,321
Gross Profit	1,702,225	1,544,131	6,693,427	5,642,910
Selling, General and Administrative	3,635,386	2,631,805	12,683,860	9,522,305
Research and Product Development	11,751,256	7,867,886	48,271,649	17,805,362
Operating Income (Loss)	(13,684,417)	(8,995,560)	(54,262,082)	(21,684,757)
Interest and Investment Income, net	11,034	3,432	241,518	244,049
Interest Expense	105	331	951	1,844
Income (Loss) Before Income Taxes	(13,673,488)	(8,952,459)	(54,021,515)	(21,442,552)
Income Tax Expense	--	47	--	2,005
Net Income (Loss)	$(13,673,488)	$ (8,952,506)	$ (54,021,515)	$(21,444,557)

Basic Earnings (Loss) per Share	($ .66)	($ .48)	($ 2.65)	($ 1.21)

Diluted Earnings (Loss) per Share	($ .66)	($ .48)	($ 2.65)	($ 1.21)

ROCKWELL MEDICAL, INC. AND SUBSIDIARY CONSOLIDATED BALANCE SHEETS As of December 31, 2012 and 2011

ASSETS	December 31, 2012	December 31, 2011
Cash and Cash Equivalents	$ 4,711,730	$ 5,715,246
Investments Available for Sale	--	11,810,775
Accounts Receivable, net of a reserve of $26,000 in 2012 and $29,000 in 2011	4,431,932	4,222,816
Inventory	2,649,639	2,504,127
Other Current Assets	1,356,131	1,643,565
Total Current Assets	13,149,432	25,896,529

Property and Equipment, net	1,858,442	2,290,476
Intangible Assets	666,744	833,773
Goodwill	920,745	920,745
Other Non-current Assets	429,723	1,998,076
Total Assets	$ 17,025,086	$ 31,939,599

LIABILITIES AND SHAREHOLDERS' EQUITY
Capitalized Lease Obligations	$ 2,280	$ 6,470
Accounts Payable	14,833,565	5,364,537
Accrued Liabilities	12,015,978	8,225,015
Customer Deposits	135,133	96,329
Total Current Liabilities	26,986,956	13,692,351

Capitalized Lease Obligations	--	2,280

Shareholders' Equity:
Common Shares, no par value, 21,494,696 and 18,710,002 shares issued and outstanding	92,866,458	67,407,847
Common Share Purchase Warrants, 2,233,240 and 2,607,440 warrants issued and outstanding	7,178,929	7,103,975
Accumulated Deficit	(110,007,257)	(55,985,742)
Accumulated Other Comprehensive Loss	--	(281,112)
Total Shareholders' Equity (Deficit)	(9,961,870)	18,244,968

Total Liabilities And Shareholders' Equity	$ 17,025,086	$ 31,939,599

ROCKWELL MEDICAL, INC. AND SUBSIDIARY CONSOLIDATED STATEMENTS OF CASH FLOWS For the years ended December 31, 2012, 2011 and 2010

	2012	2011	2010

Cash Flows From Operating Activities:
Net (Loss)	$ (54,021,515)	$ (21,444,557)	$ (2,683,399)
Adjustments To Reconcile Net Loss To Net Cash Used In
Operating Activities:
Depreciation and Amortization	1,087,397	1,176,007	1,389,152
Share Based Compensation – Non-employee	2,322,417	312,325	639,915
Share Based Compensation- Employees	4,979,724	4,065,703	3,381,394
Loss (Gain) on Disposal of Assets	17,876	29,093	19,816
Loss on Sale of Investments Available for Sale	67,303	84,590	--

Changes in Assets and Liabilities:
(Increase) Decrease in Accounts Receivable	(209,116)	284,480	(1,014,674)
(Increase) Decrease in Inventory	(145,512)	432,751	151,474
(Increase) Decrease in Other Assets	1,855,787	(2,457,370)	(690,750)
Increase (Decrease)in Accounts Payable	9,469,028	1,705,030	270,750
Increase in Other Liabilities	3,829,767	5,028,846	637,236
Changes in Assets and Liabilities	14,799,954	4,993,737	(645,964)
Cash Provided By (Used) In Operating Activities	(30,746,844)	(10,783,102)	2,100,914

Cash Flows From Investing Activities:
(Purchase) of Investments Available for Sale	(2,012,671)	(2,000,000)	(12,151,721)
Sale of Investments Available for Sale	14,037,255	1,975,244	--
Purchase of Equipment	(507,788)	(421,043)	(772,364)
Proceeds on Sale of Assets	1,578	2,985	1,800
Purchase of Intangible Assets	--	(145,121)	--
Cash (Used) In Investing Activities	11,518,374	(587,935)	(12,922,285)

Cash Flows From Financing Activities:
Proceeds from Issuance of Common Shares and Purchase Warrants	18,231,424	4,841,049	90,448
Payments on Notes Payable and Capital Lease Obligations	(6,470)	(18,215)	(43,723)
Cash Provided By Financing Activities	18,224,954	4,822,834	46,725

Increase (Decrease) In Cash	(1,003,516)	(6,548,203)	(10,774,646)
Cash At Beginning Of Period	5,715,246	12,263,449	23,038,095
Cash At End Of Period	$ 4,711,730	$ 5,715,246	$ 12,263,449
CONTACT: Michael Rice, Investor Relations; (646) 597-6979
         David Connolly, Media Contact; (617) 374-8800